Exhibit 99.1

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Vista Gold Corp.

We have audited the accompanying balance sheets of the Nevada-based business of Vista Gold Corp. as of December 31, 2006, 2005 and 2004, and the related statements of loss and cash flows for each of the three years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Nevada-based business of Vista Gold Corp. at December 31, 2006, 2005, and 2004, and the results of its operations and its cash flows for each of the three years ended December 31, 2006, in conformity with generally accepted accounting principles in the United States.

Vancouver, B.C. March 16, 2007	PRICEWATERHOUSECOOPERS LLP Chartered Accountants

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

	Years ended December 31,
(U.S. dollars in thousands)	2006	2005	2004
Assets:
Cash and cash equivalents	$7	$10	$29
Accounts receivable	102	18	303
Supplies inventory, prepaids and other	103	134	122

Current assets	212	162	454
Restricted cash — Note 3	5,320	5,097	4,961
Mineral properties — Notes 4, 5	8,892	8,986	2,462
Plant and equipment — Note 6	997	1,188	1,311
Notes Receivable	—	8	—
Reclamation premium costs and other assets — Note 7	1,882	1,422	1,541

	17,091	16,701	10,275

Total assets	$17,303	$16,863	$10,729

Liabilities and Shareholders’ Equity:
Accounts payable	$9	$21	$75
Capital lease obligation	10	9	—
Accrued liabilities and other	143	138	28

Current liabilities	162	168	103
Capital lease obligations	23	34	—
Asset retirement obligation and closure costs —Notes 3, 7	4,663	4,085	4,163

Total liabilities	4,848	4,287	4,266

Parent company’s net investment	23,381	21,037	12,638
Deficit accumulated during the exploration stage	(10,926)	(8,461)	(6,175)

Total shareholders’ equity	12,455	12,576	6,463

Total liabilities and shareholders’ equity	$17,303	$16,863	$10,729

Supplemental disclosure with respect to Balance Sheet - Note 8

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF LOSS

	Years Ended December 31,			Cumulative During Exploration Stage
(U.S. dollars in thousands, except share data)	2006	2005	2004
Other Income:
Interest and other income	$(552)	$(184)	$(50)	$(793)
Income earned during exploration stage	—	(40)	(51)	(1,025)

Total other income	$(552)	$(224)	$(101)	$(1,818)
Costs and expenses:
Property evaluation and holding costs	$1,709	$1,466	$2,267	$8,068
Corporate administration and investor relations	1,181	859	450	2,900
Depreciation and amortization	199	207	194	867
Asset retirement obligation and closure costs	—	—	—	1,048
Gain on disposal of assets	—	(7)	(8)	(45)
Gain on currency translation	(11)	—	—	(11)
(Gain)/Loss on disposal of marketable securities	(61)	(15)	1	(83)

Total costs and expenses	$3,017	$2,510	$2,904	$12,744

Net loss	$(2,465)	$(2,286)	$(2,803)	$(10,926)

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)	Years Ended December 31,			Cumulative During Exploration Stage
	2006	2005	2004
Cash flows from operating activities:
Loss for the period	$(2,465)	$(2,286)	$(2,803)	$(10,926)
Adjustments to reconcile loss for the period to cash provided by / (used in) operations:
Depreciation and amortization	192	199	191	846
Amortization of reclamation premium costs	119	119	119	357
Asset retirement obligation and closure costs accrued, net	—	—	19	1054
Gain on disposal of assets	—	(7)	(8)	(45)
Allocated expenses from Parent company	814	942	476	2,604
Change in operating assets and liabilities:
Accounts receivable	(84)	285	335	77
Supplies inventory, prepaids and other	39	(8)	(21)	87
Accounts payable and accrued liabilities	(7)	(34)	45	(93)

Net cash used in operating activities	(1,392)	(790)	(1,647)	(6,039)
Cash flows from investing activities:
Restricted cash — Note 3	(223)	(136)	(3,277)	(5,320)
Additions to mineral properties, net of cost recoveries	94	—	—	(855)
Acquisition of mineral properties, net of cash acquired — Note 4	—	(5,325)	—	(5,325)
Additions to plant and equipment	(11)	(18)	(1,659)	(1,737)
Proceeds on disposal of plant and equipment	—	10	8	212

Net cash used in investing activities	(140)	(5,469)	(4,928)	(13,025)
Cash flows from financing activities:
Intercompany funding from parent	1,529	6,240	6,492	18,435

Net cash provided by financing activities	1,529	6,240	6,492	18,435
Net increase/(decrease) in cash and cash equivalents	(3)	(19)	(83)	(629)

Cash and cash equivalents, beginning of period	10	29	112	636

Cash and cash equivalents, end of period	$7	$10	$29	7

Supplemental disclosure with respect to Cash Flow - Note 10

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2006, 2005 and 2004

(U.S. Dollars, except where stated)

1.	DISTRIBUTION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Distribution

On September 22, 2006, Vista Gold Corp. (“Vista”) entered into an arrangement and merger agreement (the “Arrangement Agreement”), with Janet and Carl Pescio (together, the “Pescios”), pursuant to which Vista will transfer its existing Nevada properties into a recently incorporated company, Allied Nevada Gold Corp. (“Allied Nevada”) that will concurrently acquire the Nevada mineral assets of the Pescios (the “Distribution”). Under the Distribution, Vista’s shareholders will exchange their current common shares of Vista for common shares of Allied Nevada and new common shares of Vista. Holders of Vista options will exchange their options of Vista for options to acquire shares of Allied Nevada and options to acquire new common shares of Vista. Each holder of warrants of Vista will have their warrants adjusted in accordance with their terms.

Nature of Operations

Vista Gold Corp. — Nevada exploration properties, (the “Company”) representing the Nevada business of Vista Gold includes only the net assets and results of operations and cash flows of Vista’s Nevada companies for purposes of these financial statements. The Company evaluates, acquires and explores gold exploration and potential development projects. As such, the Company is considered an Exploration Stage Enterprise. The Company’s approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the gold mineralization. In addition, the Company looks for opportunities to improve the value of its gold projects through exploration drilling, and/or re-engineering the operating assumptions underlying previous engineering work.

Gold production has gradually declined since mining activities were suspended at the Hycroft mine in 1998. Effective January 1, 2002, gold production is considered incidental. Based on that, management of the Company decided during 2003 that the Company was an Exploration-Stage Enterprise. For financial reporting purposes, commencing with the Company’s financial statements for the year ended December 31, 2003, the Company was characterized as an Exploration-Stage Enterprise and its consolidated statements of loss and cash flows include columns showing cumulative amounts during the exploration stage (i.e., from January 1, 2002, the effective date when gold production was considered incidental).

Although the Company has reviewed and is satisfied with the title for all mineral properties in which it has a material interest, there is no guarantee that title to such concessions will not be challenged or impugned.

Basis of Presentation

The Company’s consolidated financial statements were prepared in connection with the Distribution. The consolidated financial statements reflect the consolidated historical results of loss, financial position and cash flows of Vista’s Nevada subsidiaries included in the Distribution for all periods presented using the continuity of interests method. Under this method, these consolidated financial statements are deemed to be a continuation of the business of the Vista Nevada exploration properties and so the assets and liabilities are reflected on a historical basis using the amounts previously presented in Vista’s consolidated financial statements. The assets and liabilities have been reflected in these consolidated financial statements on a historical basis, as prior to the Distribution all of these assets and liabilities presented were 100% owned by Vista.

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

1.	DISTRIBUTION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION (Continued)

Corporate overhead and general and administrative expenses have been allocated by Vista to the Company based on the ratio of the carrying amounts of mineral properties being transferred to the Company to the total carrying amount of mineral properties of Vista before the Distribution and management believes such allocations are reasonable. Also, all intercompany payables and receivables outstanding between the Company and Vista have been settled as part of Vista’s net investment and accordingly have been included in the Company’s consolidated balance sheets (See Note 13). However, the associated expenses recorded by the Company may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone public company for the periods presented and do not reflect the Company’s consolidated results of operations, financial position and cash flows had the Company been a stand-alone public company during the periods presented.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances have been eliminated. The Company’s subsidiaries and percentage ownership in these entities as of December 31, 2006 are:

Ownership
Vista Gold Holdings, Inc. and its wholly-owned subsidiaries below	100%
Hycroft Resources & Development, Inc. and its wholly-owned subsidiary Hycroft Lewis Mine, Inc.
Vista Nevada Corp.
Victory Gold Inc. and its wholly-owned subsidiary Victory Gold Exploration Inc.
Allied Nevada Gold Holdings LLC	100%

For purposes of these statements, the Colorado properties owned by Victory Gold Inc. have not been included. The ownership of the Colorado properties will be retained by Vista.

(b)	Use of estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include mine closure and reclamation obligations, useful lives for asset depreciation purposes and impairment of mineral properties. Actual results could differ from these estimates.

(c)	Revenue recognition

Gold production has gradually declined since mining activities were suspended at the Hycroft mine in 1998. Effective at the beginning of fiscal 2002, gold production is considered incidental to the activities at the Hycroft mine, and reporting the associated sales proceeds as revenue is no longer warranted. Accordingly, proceeds from gold sales are reported as income earned during exploration stage.

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)	Cash and cash equivalents

Cash and cash equivalents are considered to include cash on hand, demand balances held with banks, and certificates of deposit all with maturities of three months or less when purchased.

(e)	Inventories

Supplies inventories are carried at the lower of average cost and net realizable value.

(f)	Mineral properties

Mineral property acquisition costs are recorded at cost and are deferred until the viability of the property is determined. No properties have reached the development stage at this time. Exploration, mineral property evaluation, option payments, related acquisition costs for mineral properties acquired under an option agreement, general overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. When proven and probable reserves are determined for a property and a bankable feasibility study is completed, subsequent exploration and development costs on the property would be capitalized. If a project were to be put into production, capitalized costs would be depleted on the unit of production basis.

The Company is party to mineral property agreements that include provisions requiring the reimbursement by another party of its share of a project’s exploration costs to the Company. Costs reimbursed to the Company relate directly to exploration of the project and do not include any margin or mark-up of direct costs incurred. Accordingly, such reimbursements are netted against mineral property costs incurred by the Company on the related project.

Mineral property option payments are made at the discretion of the optionee and accordingly option amounts are accounted for on a cash basis or when receipt is reasonably assured.

Management regularly reviews the net carrying value of each mineral property under SFAS No. 144. Where information and conditions suggest impairment, estimated future net cash flows from each property are calculated using estimated future prices, proven and probable reserves and value beyond proven and probable reserves, and operating, capital and reclamation costs on an undiscounted basis. If it is determined that the future cash flows are less than the carrying value, a write-down to the estimated fair value is made with a charge to loss for the period. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if the carrying value can be recovered.

Management’s estimates of gold prices, recoverable proven and probable reserves, probable outcomes, operating capital and reclamation costs are subject to risks and uncertainties that may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated and the need for possible asset impairment write-downs.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior undetected agreements or transfers and title may be affected by such defects.

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)	Plant and equipment

Plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging primarily from three to ten years. Significant expenditures, which increase the life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. Upon sale or retirement of assets, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

(h)	Asset retirement obligation and closure costs

The fair value of a liability for the Company’s legal obligations associated with the retirement of long-lived assets is recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset unless the asset has been previously written off, in which case the amount is expensed. The fair value of the legal obligation for asset retirement is assessed as the end of each reporting period.

Where the Company has an insurance policy in place to cover changes in the legal obligations associated with the retirement of long-lived assets which have previously been expensed, increases to the fair value of such obligations are recognized at the end of the period with a corresponding amount recorded as a non-current asset and the carrying value assessed where information or conditions suggest possible impairment.

(i)	Loss per share

Due to the fact that the Company had no shares outstanding at the date of these financial statements, loss per share data has not been presented.

(j)	Variable Interest Entities

Effective January 1, 2005, the Company adopted Financial Accounting Standard Board Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, which requires consolidation of entities in which the Company has a controlling financial interest. The Company has determined that it has no variable interest entities.

(k)	Stock-based compensation

In accordance with U.S. GAAP (SFAS No. 123R), the fair value of all options granted by Vista after January 1, 2006 is calculated at the date of grant and expensed over the expected vesting period. Vista uses the Black-Scholes option pricing method of determining the fair value of the option on the date of grant. On transition to this new standard, the unvested portion of options granted to employees before January 1, 2006 is expensed over the remaining vesting period using the fair value on the date of grant. Previously, Vista recorded only those expenses associated with stock options granted to non-employees based upon the fair value on the earlier date of completion of performance or vesting of the options granted. Vista did not record any compensation cost on grants of stock options to employees and directors prior to January 1, 2006.

When an employee or non-employee is granted stock options, the fair value of the immediately vested portion is expensed and included within the stock options balance within equity. As to the options

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

vesting, the fair-value is amortized using the straight-line method over the vesting period and expensed on a monthly basis. When an employee or non-employee exercises stock options, then the fair-value of the options on the date of the grant is transferred to common stock. When options are cancelled, the vested fair-value balance of the stock options is transferred to contributed surplus. Forfeiture rates are estimated at the grant date based on historical experience. The fair value of options granted is adjusted to reflect expected forfeiture rates. When options expire, the related fair-value is transferred to contributed surplus.

The stock option expense determined by Vista has been allocated to Vista—Nevada exploration properties in the manner described in Note 1 and is recorded within general and administrative expenses in the Statement of Loss.

3.	RESTRICTED CASH

As of December 31, 2006, the Company has pledged cash as collateral totaling $5.3 million ($5.1 million as of December 31, 2005 and $5.0 million as of December 31, 2004) to the U.S. Bureau of Land Management, Nevada State Office, to cover increased reclamation cost estimates at the Hycroft mine (Note 7 — Asset retirement obligation and closure costs). During the year ended December 31, 2006, the Company earned interest of $223,251 on the restricted cash account and during the years ended December 31, 2005 and December 31, 2004, the Company earned interest of $134,112 and $33,354 on the restricted cash account, respectively.

4.	ACQUISITION OF F.W. LEWIS, INC. PROPERTIES

In December 2005, the Company’s subsidiary Victory Gold Inc. (“Victory Gold”) acquired all of the outstanding shares of F.W. Lewis, Inc., the assets of which include 55 mineral properties in Nevada and Colorado and the Hycroft production royalty. The acquisition was made by exercise of a purchase option originally held by Century Gold LLC (“Century Gold”) of Spring Creek, Nevada. Century Gold assigned the option to the Company’s subsidiary, Victory Gold, pursuant to an assignment and assumption agreement effective December 9, 2005. Under the terms of the assignment agreement, the Company paid Century Gold $150,000 in cash and also reimbursed Century Gold for the $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of $5.1 million. In addition, Vista issued to Century Gold 250,000 common shares of Vista valued at $1.218 million. To complete the exercise of this option, Vista paid the owners of F.W. Lewis, Inc., the remaining $4.85 million of the outstanding purchase price. Century Gold retained a 100% interest in two properties and a 50% interest in two other properties. The 53 properties transferred to the Company include a total of 9,280 acres of patented and 11,616 acres of unpatented mineral claims, the majority having gold, silver or copper discoveries or old mines located on the properties.

F.W. Lewis, Inc. (now owned by the Company’s subsidiary Victory Gold) owns a production royalty interest in the Hycroft mine. The production royalty (applying to approximately 70% of the reported reserves) is 5% Net Smelter Return (“NSR”) on gold and 7.5% NSR on other minerals, including silver. The production royalty on gold escalates on ore grades over 0.05 ounces per ton (opt) to a maximum of 10% NSR on ore grades over 0.14 opt. With the acquisition of F.W. Lewis, Inc., the Company is no longer subject to payment of this royalty to an outside party.

Included in the F.W. Lewis Inc. package is a property in the Battle Mountain, Nevada Mining District which is subject to pre-existing agreements with Madison Minerals Inc. (formerly Madison Enterprises Corp.) (“Madison”) and Great American Minerals Exploration (Nevada) LLC (“Great American”). These

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

4.	ACQUISITION OF F.W. LEWIS, INC. PROPERTIES (Continued)

agreements involve payments of $3,000 per month minimum royalty payments to Victory Gold, minimum exploration commitments of $250,000 per year, and an option to purchase the property for $2.0 million payable by December 31, 2007, with a retained 5% gross royalty on gold and a 4% NSR royalty on other metals, and with annual advance minimum royalty payments of $60,000 commencing on exercise of the purchase option. Madison and Great American also have an option to purchase the royalties from Victory Gold for $4.0 million in the first year following the date of exercise of the purchase option and escalating by $500,000 each year thereafter.

As F.W. Lewis, Inc. did not meet the definition of a business under the Financial Accounting Standards Board Statement No. 141, “Business Combinations,” the Company has accounted for the acquisition as a purchase of net assets with the consideration issued assigned as follows:

(U.S. dollars in thousands)
Purchase price:
Cash	$5,250
Common stock	1,218
Acquisition costs	74

$6,542
Assets acquired:
Current assets	$4
Plant and equipment, net	18
Mineral properties, including the Hycroft production royalty	$6,524
Non-current asset	8

$6,554
Liabilities assumed:
Non-current liabilities	$12

Net Assets Acquired	$6,542

As of December 31, 2006, the consolidated capitalized mineral property costs for F.W. Lewis, Inc., Properties were $2,930,000 and the related Hycroft royalty were $3,500,000. See Note 5.

5.	MINERAL PROPERTIES

	December 31, 2006			December 31, 2005
(U.S. dollars in thousands)	Cost	Accumulated Amortization and Write-downs	Net	Cost	Accumulated Amortization and Write-downs	Net
Maverick Springs, United States	$1,682	$—	$1,682	$1,682	$—	$1,682
Mountain View, United States	303	—	303	303	—	303
Wildcat, United States	218	—	218	218	—	218
Hasbrouck and Three Hills, United States	259	—	259	259	—	259
F.W. Lewis, Inc. Properties, United States —Note 4	2,930	—	2,930	3,024	—	3,024
Hycroft Royalty, United States —Note 4	3,500	—	3,500	3,500	—	3,500

	$8,892	$—	$8,892	$8,986	$—	$8,986

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

5.	MINERAL PROPERTIES (Continued)

(U.S. dollars in thousands)	2005 December 31, net balance	Cost recovery	December 31, Ending Balance
Maverick Springs, United States	$1,682	$—	$1,682
Mountain View, United States	303	—	303
Wildcat, United States	218	—	218
Hasbrouck and Three Hills, United States	259	—	259
F.W. Lewis, Inc. Properties, United States — Note 4	3,024	(94)	2,930
Hycroft Royalty, United States — Note 4	3,500	—	3,500

	$8,986	$(94)	$8,892

(a)	Maverick Springs

The Maverick Springs gold and silver project, southeast of Elko, Nevada, was acquired on October 7, 2002, from Newmont Mining Corporation (“Newmont”). The total cost for the Maverick Springs project included a cash payment of $250,000; the issuance of 141,243 equity units, each unit being comprised of one common share of Vista and a two year warrant to purchase one share of Vista, valued at $405,000 and $95,000, respectively; and the issuance of 122,923 equity units on October 7, 2003, each unit being comprised of one common share of Vista and a two year warrant to purchase one share of Vista, valued at $500,000 and $111,058, respectively. Newmont retained a 1.5% net smelter returns royalty or the right to acquire 51% of the project after four years by paying Vista cash equaling 200% of the aggregate expenditures made by Vista on the project. In January 2007, Newmont advised Vista that it would not be exercising this right.

Maverick Springs is subject to a lease agreement (the “Artemis lease”), between Newmont and Artemis Exploration Company. The Artemis lease was entered into on October 1, 2001, and the key terms include: payment of advance minimum royalties of $50,000 on October 1, 2003 (which was paid), and advance minimum royalties of $100,000 on October 1, 2004 (which was paid), $100,000 on October 1, 2005 (which was paid), $100,000 on October 1, 2006 (which was paid) and each year thereafter while the agreement is in effect; work commitments of 6,400 feet of exploration drilling, on or before November 15, 2002, October 1, 2003 and October 1, 2004 (these commitments have been met), a preliminary economic evaluation to be conducted by October 1, 2004 which was extended to April 7, 2005 (this has been completed); and a net smelter returns royalty based on a sliding scale ranging from 2% to 6%, depending on gold and silver prices at the time of production.

On June 9, 2003, Vista entered into an agreement granting Silver Standard Resources Inc. (“SSRI”) an option to acquire Vista’s interest in the silver mineralized material hosted in the Maverick Springs project. Vista is the operator, retains its 100% interest in the gold mineralized material and maintain a 45% vote as a participant in a joint committee formed between Vista and SSRI, who maintains a corresponding 55% vote, to manage the exploration of the Maverick Springs project. The agreement with SSRI is subject to the terms of the purchase agreement between Newmont and Vista. Under the agreement, SSRI was to pay $1.5 million over four years including a payment of $300,000 made upon execution of the option agreement. The remaining $1.2 million was used by Vista to fund exploration programs, land holding costs and option payments. During 2005, SSRI satisfied the $1.5 million obligation and all costs incurred for Maverick Springs are now being shared by the two companies on the same ratio as established for operation of the joint management committee.

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

5.	MINERAL PROPERTIES (Continued)

During the years ended December 31, 2006 and 2005, the Company recorded $342,308 and $144,285 in recoveries from SSRI, of which $96,420 is included in accounts receivable. The total recoveries to date from SSRI are $1,864,569 and have been netted against the gross exploration costs incurred by the Company on the Maverick Springs project under the terms of the agreement and have been reported in the Statement of Loss on this basis.

(b)	Mountain View

The Mountain View gold project, located west of the Hycroft mine, was acquired on October 7, 2002, from Newmont Capital Limited (“Newmont Capital”). The total cost for the Mountain View project included cash payments of $50,000, and the issuance of 56,497 equity units, each unit being comprised of one common share of Vista Gold and a two year warrant to purchase one share of Vista, valued at $200,000. Newmont Capital retained a 1.5% net smelter returns royalty or the right to acquire 51% of the project after four years by paying Vista cash equaling 200% of the aggregate expenditures made by Vista on the project. In January 2007, Newmont Capital advised Vista that it would not be exercising this right.

(c)	Wildcat

Vista executed formal purchase agreements during the fourth quarter of 2003 to acquire the Wildcat project, located in Pershing County, Nevada, in three separate transactions.

On September 23, 2003, Vista purchased 71 unpatented mining claims for $200,000 upon signing and $300,000 on August 11, 2004 (which was paid). On commencement of commercial production, the Company will make a one-time production payment in the amount of $500,000. Thirteen of the claims are subject to an underlying 0.4% net smelter returns royalty, and the remaining 58 claims are subject to an underlying 1% net smelter returns royalty.

On October 12, 2003, Vista purchased a 100% interest in the Vernal unpatented mining claim for $50,000 on signing and $50,000 on October 1, 2004, for a total consideration of $100,000.

On October 28, 2003, Vista purchased four patented mining claims and exploration data for 50,000 shares of Vista valued at $211,500. The patented claims are subject to an underlying net smelter returns royalty of 1% for gold production between 500,000 and 1,000,000 ounces, increasing to 2% on production in excess of 1,000,000 ounces.

(d)	Hasbrouck/Three Hills

On May 23, 2003, Vista executed a purchase agreement with Newmont Capital, a subsidiary of Newmont which includes the Hasbrouck property and the Three Hills property, which lies approximately 4.5 miles to the north-northwest. The total cost for the Hasbrouck/Three Hills project included cash payments of $50,000 and the issuance of 50,475 Common Shares of Vista valued at $200,000. Newmont Capital, at its option, would retain either: (a) a 2% net smelter returns royalty in each project together with the right to a $500,000 cash payment at the start of commercial production at either project and a further $500,000 cash payment if, after the start of commercial production, the gold price averages $400 per ounce or more for any three-month period; or (b) the right to acquire 51% of either or both projects. The latter right would be exercisable only after the later of four years or the time when the Company has incurred aggregate cash expenditures of $1,000,000 on either or both

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

5.	MINERAL PROPERTIES (Continued)

properties. The Company’s contribution to the joint venture during this period is capped at $5.0 million, $3.0 million of which Newmont Capital would finance for the Company and recover, with interest, exclusively from related project cash flows. The Company would also grant Newmont Capital a right of first offer with respect to subsequent sale of the projects by the Company. An additional 1 1/2% net smelter royalty on the Hasbrouck property is held by a third party.

(e)	Hycroft mine and Royalty

Vista acquired the Hycroft gold mine, west of Winnemucca, Nevada, in 1987. Mining activities at the Hycroft mine were suspended in 1998. The mine is being held on care and maintenance and holding costs are expensed.

The Crofoot property at the Hycroft mine is subject to a 4% net profits royalty and the Lewis property was subject to a 5% net smelter royalty. In December 2005, the Company’s subsidiary Victory Gold Inc. acquired F.W. Lewis, Inc., the holder of the 5% royalty on the Lewis property. In consequence, the Company is no longer subject to a royalty payment to an outside party with respect to the Lewis property.

(f)	F.W. Lewis, Inc. Properties

On December 13, 2005, the Company’s subsidiary Victory Gold Inc. (“Victory Gold”) acquired all of the outstanding shares of F.W. Lewis, Inc., the assets of which include 55 mineral properties in Nevada and Colorado as well as the royalty discussed above. The acquisition was made by exercise of a purchase option originally held by Century Gold LLC (“Century Gold”) of Spring Creek, Nevada. Century Gold assigned the option to Vista pursuant to an assignment and assumption agreement effective December 9, 2005. Under the terms of the assignment agreement, Vista paid Century Gold $150,000 in cash and also reimbursed Century Gold for the $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of $5.1 million. In addition, Vista issued to Century Gold 250,000 Common Shares of Vista valued at $1.218 million. To complete the exercise of this option, Vista paid the owners of F.W. Lewis, Inc., the remaining $4.85 million of the outstanding purchase price. Century Gold retained a 100% interest in two properties and a 50% interest in two other properties. See also Note 4.

6.	PLANT AND EQUIPMENT

	December 31, 2006			December 31, 2005
(U.S. dollars in thousands)	Cost	Accumulated Depreciation and Write-downs	Net	Cost	Accumulated Depreciation and Write-downs	Net
Hycroft mine, United States	$11,949	$10,969	$980	$11,971	$10,801	$1,170
F.W. Lewis, Inc. Properties, United States	31	14	17	31	13	18

	$11,980	$10,983	$997	$12,002	$10,814	$1,188

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

7.	ASSET RETIREMENT OBLIGATION AND CLOSURE COSTS

For December 31, 2006 the Company has accrued for estimated reclamation and closure costs of $4.7 million (2005 — $4.1 million and 2004 — $4.2 million). The entire estimate relates to the final reclamation and closure of the Hycroft mine.

The following provides a reconciliation of the Company’s beginning and ending carrying values for its asset retirement obligations:

Balance, December 31, 2004	$4,163
Accrued severance pay reclassified to current liabilities	78

Balance, December 31, 2005	$4,085
Additional reclamation accrued resulting from revised plan	578

Balance, December 31, 2006	$4,663

In estimating the fair value of the liability of the asset retirement obligation the Company used an expected present value technique which estimated cash flows that reflect, to the extent possible, a marketplace assessment of the cost and timing of performing the required retirement activities. The measurement objective is to determine the amount that a third party would demand to assume the obligation. On an annual basis the Company looks at indicators which could materially change the fair value of its asset retirement obligation.

During the year ended December 31, 2003, a revised reclamation and closure plan for the Hycroft mine was approved by the U.S. Bureau of Land Management, Nevada State Office (“BLM”). Under this plan the future estimated costs of reclamation and closure at Hycroft are $7.5 million.

The Company estimates that the related asset retirement expenditures will commence approximately five years after the start-up of the Hycroft mine (an event not yet scheduled) and continue for several years after that time. Using a credit adjusted rate of 7.75%, the fair value of the estimated $7.5 million obligation is $4.7 million.

The BLM has required the Company to provide a total surety amount of $7.5 million for the approved Hycroft mine reclamation plan. In 2004, the Corporation reached an agreement for a new bond package (see Note 9).

The Company has placed $5.3 million (including $0.4 million in accrued interest) in a restricted cash account to pay for future reclamation obligations at the Hycroft mine (see Note 3). Additionally, during 2004 the Company paid $1.7 million for an insurance policy to an insurance company to cover potential over-runs on the reclamation liability. This premium is being amortized using the straight-line method over the life of the bond (which is 14 years) and $0.4 million of amortization has been recorded to date. This balance includes the additional $578,000 recognized during 2006 resulting from the revised reclamation plan. The Company believes it has provided for any present disturbance obligations associated with the property.

It is reasonably possible that the Company’s estimates of its ultimate reclamation liability could change as a result of changes in regulations or cost estimates. The effect of changes, which could be material, would be recognized on a prospective basis.

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

8.	SUPPLEMENTAL BALANCE SHEET DISCLOSURE

The following table presents the balance sheet items that are 5% of total current assets and total current liabilities:

	Years ended December 31,
(U.S. dollars in thousands)	2006	2005	2004
Supplies inventory, prepaids and other current assets
Supplies inventory net of reserves	$96	$106	$99
Prepaid insurance	5	3	2
Prepaid property taxes	—	19	19
Sales tax deposit	2	2	2
Notes receivable current	—	4	—

Total Supplies inventory, prepaids and other current assets	$103	$134	$122

Accrued liabilities and other current liabilities
Severance obligation	$73	$92	$—
Accrued electric power	14	15	9
Accrued property taxes	22	—	—
Accrued vacation expense	14	19	19
Deferred revenue	—	12	—
Accrued supplies	20	—	—

Total accrued liabilities and other current liabilities	$143	$138	$28

9.	COMMITMENTS AND CONTINGENCIES

The Company is required to provide financial assurance of $7.5 million in respect of reclamation and site closure obligations at the Hycroft mine (Note 7). The Company has been requested to pledge collateral to provide this bonding. During 2004, the Company reached an agreement for a new bond package. The new bond package with the U.S. Department of the Interior, Bureau of Land Management, is described in Note 7. The bond is $7.5 million which is collateralized by a $5.3 million restricted cash account (see Note 3). If the reclamation costs are in excess of the restricted cash account, the insurance policy (written by American International Specialty Lines Insurance Company), which was signed on December 31, 2003, and expires on January 22, 2018, will cover any overruns on the actual reclamation expenses that are incurred.

Refer also to Note 5 for commitments in connection with acquisitions of mineral properties.

10.	SUPPLEMENTAL CASH FLOW DISCLOSURE AND MATERIAL NON-CASH TRANSACTIONS

As of December 31, 2006, 2005 and 2004 all of the Company’s cash was held in liquid bank deposits.

There were no significant non-cash transactions during the year ended December 31, 2006. Significant non-cash transactions for the years ended December 31, 2005 and 2004 are as follows:

	Non-cash consideration given during 2005
Non-cash transactions ($000’s)	Equity units	Total
Investing and financing activities:
F.W. Lewis, Inc. — Note 4	$1,218	$1,218

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

10.	SUPPLEMENTAL CASH FLOW DISCLOSURE AND MATERIAL NON-CASH TRANSACTIONS (Continued)

	Non-cash consideration given during 2004
Non-cash transactions ($000’s)	Equity units	Total
Investing and financing activities:
Hasbrouck/Three Hills	$200	$200

11.	INCOME TAXES

The Company has available U.S. income tax losses of approximately $27 million, which may be carried forward and applied against future taxable income when earned. The utilization of net operating losses may be limited due to change in ownership under Internal Revenue code Section 382.

The losses expire as follows:

United States
2008	388
2009	11
2010	5,106
2011	9,415
2019	4,473
2020	943
2021	1,187
2022	941
2023	1,301
2024	1,327
2025	1,451
2026	930

$27,472

No income tax benefit has been recorded in any of the reporting periods presented as the Company has set up a valuation allowance for the full amount of the future income tax asset created by the losses that may be carried forward. This valuation allowance is the primary difference between the benefit that would be recorded at the effective U.S. statutory rate and the amount included in these statements (zero).

12.	RETIREMENT PLAN

The Company sponsors a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the U.S. Internal Revenue Code, which is available to permanent U.S. employees. The Company makes contributions of up to 4% of eligible employees’ salaries. The Company expenses the employer’s contributions.

13.	RELATED PARTY TRANSACTIONS

The Consolidated Statements of Loss include expense allocations for corporate overheads incurred by Vista. These allocations were made based on the ratio of the carrying amount of mineral properties being transferred to the Company and the total consolidated mineral properties prior to transfer. Also, all intercompany payables and

NOTES TO FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2006, 2005 and 2004

13.	RELATED PARTY TRANSACTIONS (Continued)

receivables outstanding between the Company and Vista have been settled as part of Vista’s net investment in Allied Nevada. The net of these intercompany receivables and payables was deemed to be part of the Parent company’s net investment and has been included in the consolidated statements of balance sheets accordingly.

14.	QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly results for the years ended December 31, 2006 and 2005 are as follows:

Summary of quarterly results ($000’s)

2006	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Net loss	$(424)	$(883)	$(571)	$(587)

2005	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Net loss	$(467)	$(604)	$(710)	$(505)